Information Analysis Incorporated	2004 Report on Form 10-KSB

Exhibit 10.10

Termination and/or Change in Control Arrangement

June 18, 1997

Richard S. DeRose

1411 Trap Road

Vienna, VA 22182-1642

Dear Rich:

Information Analysis, Inc. (the Company) considers it essential to the best interests of it stockholders to foster the continuous employment of key management personnel. In order to induce you to remain in the employ of the Company, it is agreed that you shall receive severance benefits set forth in this letter.

If at any time the Company terminates your employment other than for cause, you will be entitled to receive twelve (12) months severance pay of your base salary payable in normal payroll increments. If a change of control occurs or the Company is acquired, or transfers all or substantially all of its assets, then upon such event, if you are either terminated or your duties are substantially reduced, or if the Company requires you to be based at a location outside a 30 mile radius from Fairfax, VA, you will be entitled to terminate your employment with a twelve (12) month severance payment of base salary. Lump sum or monthly payment of this obligation will be at the Company’s discretion.

Sincerely,

/S/ Sandor Rosenberg
Sandor Rosenberg
President

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